Exhibit 99.1
[American Pacific Corporation Letterhead]
November 12, 2010
Golconda Capital Portfolio, L.P.
8431 Forest Hills Blvd.
Dallas, TX 75218
Attention: Mr. William Summitt
Mr. William Summitt
8431 Forest Hills Blvd.
Dallas, TX 75218
Re: Letter from Golconda Capital Portfolio, L.P. and Mr. William Summitt, dated October 26, 2010 (the “Letter”)
Dear Mr. Summitt:
     Following our review of your Letter, we have determined and hereby notify you that we cannot accept the Letter as proper notice of a stockholder nomination of persons for election to the Board of Directors of American Pacific Corporation (the “Corporation”) pursuant to Section 2.2 of the Amended and Restated By-laws of the Corporation (the “By-laws”).
     Section 2.2 of the By-laws provides that the notice from a stockholder regarding director nominations must comply with the provisions of Section 2.2. The Letter has various deficiencies, and therefore, is not in compliance with such provisions of Section 2.2.
     We would like to continue an open dialogue with you as an actively engaged stockholder, interested in the growth of the Corporation, yet we must adhere to the provisions of the By-laws and consider the Letter invalid. As the last possible date for stockholder nominations of persons for election to the Board of Directors of the Corporation at the Corporation’s 2011 Annual Meeting of Stockholders has already passed, we understand that you will be unable to correct the Letter so that it is a proper and timely notice under Section 2.2 of the By-laws.
     Pursuant to the penultimate sentence of Section 2.2 of the By-laws, the Letter will be treated as a defective nomination at the Corporation’s 2011 Annual Meeting of Stockholders and, accordingly, it is expected that the chairman of the meeting will declare that the Letter and any related materials distributed by you shall be disregarded.
     In light of your statement that your goal is to enhance stockholder value for the Corporation’s stockholders, we think that goal could be best achieved by cooperation and taking advantage of the opportunity for open lines of communication. We look forward

Golconda Capital Portfolio, L.P. and Mr. William Summitt
November 12, 2010

to hearing from you and seeing how we can work together in the future to save the Corporation needless expenses and distractions and allow us to continue to focus on increasing stockholder value.

Very truly yours, AMERICAN PACIFIC CORPORATION
By:	/s/ JOHN R. GIBSON
John R. Gibson
Chairman of the Board